                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                                  Conoco Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

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   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

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

                                                                   [CONOCO LOGO]

                                  CONOCO INC.
                            600 NORTH DAIRY ASHFORD
                              HOUSTON, TEXAS 77079

                                                                  March 26, 2001

Dear Stockholder:

     On behalf of your board of directors and management, you are cordially invited to attend the annual meeting of stockholders to be held at the Omni Houston Hotel Westside, 13210 Katy Freeway, Houston, Texas on May 8, 2001 at 10:30 a.m.

     It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, please either complete and return the enclosed proxy card in the accompanying envelope or vote using the Internet or telephone voting procedures provided. Please note that voting using any one of these methods will not prevent you from attending the meeting and voting in person.

     You will find information regarding the matters to be voted on at the meeting in the enclosed proxy statement. Conoco's 2000 Annual Report to Stockholders is also enclosed with these materials.

     In addition to the formal items of business to be brought before the meeting, there will be a report on Conoco's operations during 2000, followed by a question and answer period. Your interest in Conoco is appreciated. We look forward to seeing you on May 8th.

                                            Sincerely,

                                            /s/ Archie W. Dunham

                                            Archie W. Dunham
                                            Chairman, President and Chief
                                            Executive Officer

                                                                   [CONOCO LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 8, 2001

To the Stockholders of Conoco Inc.:

     The annual meeting of stockholders of Conoco Inc. will be held at the Omni Houston Hotel Westside, 13210 Katy Freeway, Houston, Texas on May 8, 2001 at 10:30 a.m. The purpose of the meeting is to vote on the following proposals described in the accompanying proxy statement, and any other business that may properly be presented at the meeting or any reconvened meeting after any adjournment of the meeting:

          Proposal 1. Election of three directors to serve for a three-year term.

          Proposal 2. Ratification of the appointment of PricewaterhouseCoopers
                      LLP as Conoco's independent accountants for 2001.

ONLY STOCKHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON MARCH 12, 2001 MAY VOTE AT THE MEETING.

     You are cordially invited to attend the meeting in person. If you are unable to attend the meeting, please vote by Internet, telephone, or by signing, dating and returning the accompanying proxy card as soon as possible.

                                            By Order of the Board of Directors

                                            /s/ E. Julia Lambeth

                                            E. Julia Lambeth
                                            Corporate Secretary

March 26, 2001
600 North Dairy Ashford
Houston, Texas 77079

                                  CONOCO INC.
                            600 NORTH DAIRY ASHFORD
                              HOUSTON, TEXAS 77079

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
INTRODUCTION..........................    1
VOTING PROCEDURES.....................    1
  Who May Vote........................    1
  How to Vote.........................    1
  Proxies Can Be Revoked..............    2
  Meeting Attendance..................    2
  Required Votes......................    2
  Expenses of Solicitation............    2
  Proxies for Participants in Conoco
     Plans............................    2
PRINCIPAL STOCKHOLDERS................    3
  Principal Stockholders Table........    3
PROPOSAL 1 -- Election Of Directors...    5
  Nominees for Class II Directors for
     a Three-Year Term to Expire in
     2004.............................    5
  Information on Directors Continuing
     in Office........................    6
  Committees of the Board of
     Directors........................    8
  Board Compensation..................    9
STOCK OWNERSHIP OF DIRECTORS AND
  EXECUTIVE OFFICERS..................   11
  Beneficial Ownership Table..........   11
  Section 16(a) Beneficial Ownership
     Reporting Compliance.............   12
COMPENSATION OF EXECUTIVE OFFICERS....   13
  Summary Compensation Table..........   13

                                        PAGE
                                        ----
  Option Grants Table.................   14
  Option Exercises Table..............   14
  Retirement Benefits.................   15
  Pension Plan Table..................   15
  Severance Arrangements..............   15
COMPENSATION COMMITTEE REPORT.........   18
  Compensation Philosophy and
     Strategy.........................   18
  Compensation Programs...............   18
  Compensation of the Chief Executive
     Officer..........................   20
AUDIT AND COMPLIANCE COMMITTEE
  REPORT..............................   21
STOCK PERFORMANCE GRAPHS..............   22
PROPOSAL 2 -- Ratification of the
  Appointment of Independent
     Accountants......................   23
ADDITIONAL INFORMATION................   24
  Stockholder Proposals for the 2002
     Annual Meeting...................   24
  Advance Notice Required for
     Stockholder Nominations and
     Proposals........................   24
  Annual Report on Form 10-K..........   24
APPENDIX A -- Audit and Compliance
  Committee of the Board of Directors
     Charter

                                  INTRODUCTION

     The board of directors of Conoco Inc. is soliciting proxies to be used at the 2001 annual meeting of stockholders. We expect to mail this proxy statement and the accompanying proxy card to stockholders beginning on or about March 26, 2001. The mailing address of Conoco's principal executive offices is 600 North Dairy Ashford, Houston, Texas 77079. For a period of ten days prior to the annual meeting, a complete list of stockholders of record entitled to vote at the annual meeting will be available at Conoco's executive offices for inspection by stockholders during ordinary business hours for proper purposes.

                               VOTING PROCEDURES

WHO MAY VOTE

     Holders of record of Class A common stock and Class B common stock at the close of business on March 12, 2001 will be entitled to vote their shares at the annual meeting. As of the record date, Conoco had 187,426,258 shares of Class A common stock and 437,326,495 shares of Class B common stock outstanding. Each share of Class A common stock is entitled to one vote. Each share of Class B common stock is entitled to five votes. The holders of Class A common stock and Class B common stock vote together as a single class on the matters to be considered at the annual meeting, and their votes are counted and totaled together.

HOW TO VOTE

     If you are a stockholder of record, you may vote in one of four ways:

          1. By attending the meeting;

          2. By voting on the Internet at the address listed on your proxy card;

          3. By using the toll-free number listed on your proxy card; or

          4. By signing, dating and returning your proxy card in the envelope provided.

For Internet addresses and telephone numbers for voting, please review your proxy card. Also, please review your proxy card for the specific date and time your proxy card must be received.

     If your shares are held in an account at a brokerage firm or bank that participates in a voting program provided by ADP Investor Communication Services, you may submit your voting instructions over the Internet or by telephone using the toll-free number shown on your voting instruction form.

     If your shares are held through a broker, bank or other account custodian that does not participate in a voting program provided by ADP Investor Communication Services, you may vote your shares only by signing and timely returning the enclosed voting instruction form or providing other proper voting instructions to the registered owner of your shares.

     If you either return your signed proxy card or vote using the Internet or telephone voting procedures that may be available to you, your shares will be voted as you direct. You can specify whether your shares should be voted for all, some or none of the nominees for director. You can also specify whether you approve, disapprove or abstain from the second proposal. IF YOU RETURN YOUR SIGNED PROXY CARD AND DO NOT SPECIFY HOW YOU WANT TO VOTE YOUR SHARES, YOUR SHARES WILL BE VOTED FOR EACH OF THE PROPOSALS SET FORTH IN THIS PROXY STATEMENT. If any other items of business properly come before the meeting, the persons named in the proxy card will vote in accordance with their best judgment.

PROXIES CAN BE REVOKED

     You can revoke your proxy at any time before its exercise in any of the following ways:

          1. By submitting written notice of revocation to the Corporate Secretary of Conoco;

          2. By submitting another proxy card that is properly signed and later dated;

          3. By submitting a later Internet or telephone vote; or

          4. By voting in person at the annual meeting.

MEETING ATTENDANCE

     Because of limited seating, only stockholders, their proxy holders and Conoco's guests may attend the annual meeting. If you plan to attend, you must be a stockholder of record as of March 12, 2001, or you must bring with you a brokerage statement or other evidence showing beneficial ownership of common stock on March 12, 2001. Directions to the meeting site are on the back cover of this booklet.

REQUIRED VOTES

     The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast will constitute a quorum. Abstentions and broker non-votes (proxies submitted by brokers that do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on that proposal) are counted as present in determining whether the quorum requirement is satisfied. Abstentions from voting on the proposal to ratify the appointment of independent accountants will be included in the voting tally and will have the same effect as a vote against such proposal. Although broker non-votes are considered present for quorum purposes, they are not considered entitled to vote with respect to either matter. Accordingly, broker non-votes will not affect the outcome of the voting.

     The directors will be elected by a plurality of the votes of shares of common stock present in person or represented by proxy at the annual meeting. Ratification of the appointment of the independent accountants will require the affirmative vote of holders of a majority of the votes of common stock present in person or represented by proxy at the meeting and entitled to vote on the matter.

EXPENSES OF SOLICITATION

     Solicitation of proxies for use at the annual meeting may be made by mail, telephone or in person, by directors, officers and regular employees of Conoco. Such persons will receive no additional compensation for any solicitation activities. Conoco will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by such entities, and Conoco will, upon the request of such record holders, reimburse reasonable forwarding expenses. The costs of preparing, printing, assembling and mailing the proxy materials used in the solicitation of proxies from Conoco stockholders will be borne by Conoco.

PROXIES FOR PARTICIPANTS IN CONOCO PLANS

     If you are a participant in the Thrift Plan for Employees of Conoco Inc. or the Thrift Plan for Retail Employees of Conoco Inc. (the "Thrift Plans"), and you are a participant in a Merrill Lynch Blueprint Account, you will receive combined voting instructions for such holdings in addition to the voting instructions you will receive for your individual holdings. If you are a record holder of common stock or a participant in any eligible stock plans for employees outside the United States, you will receive a separate proxy card for each of these holdings. Please complete, sign and mail all proxy cards you receive, or vote all of your holdings via Internet or telephone to ensure that all of your shares are represented at the annual meeting. An independent fiduciary for the Thrift Plans will vote in its discretion all shares held in the Thrift Plans for which no voting instructions are received by May 1, 2001.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership as of March 1, 2001 of shares of Class A and Class B common stock by each person or entity known to Conoco to be a beneficial owner of 5% or more of either class of Conoco's voting securities.

                          PRINCIPAL STOCKHOLDERS TABLE

                                                           CLASS A COMMON STOCK    CLASS B COMMON STOCK
                                                           ---------------------   ---------------------
                                                             NUMBER     PERCENT      NUMBER     PERCENT
NAME AND ADDRESS                                           OF SHARES    OF CLASS   OF SHARES    OF CLASS
----------------                                           ----------   --------   ----------   --------
AXA Financial, Inc. and related entities(1)..............  14,804,276    8.0%              --       --
  1290 Avenue of the Americas
  New York, New York 10104
Barrow, Hanley, Mewhinney & Strauss(2)...................  13,821,800    7.3%              --       --
  One McKinney Plaza
  3232 McKinney Avenue
  15th Floor
  Dallas, Texas 75204
Capital Research and Management Company(3)...............  10,172,300    5.5%              --       --
  333 South Hope Street
  Los Angeles, California 90071
FMR Corp.(4).............................................          --      --      48,096,313    11.0%
  82 Devonshire Street
  New York, New York 10004
Putnam Investments, LLC and related entities(5)..........  10,837,570    5.8%              --       --
  One Post Office Square
  Boston, Massachusetts 02109
Scudder Kemper Investments, Inc.(6)......................  11,156,810    6.0%              --       --
  345 Park Avenue
  New York, New York 10154
Vanguard Windsor Funds -- Vanguard Windsor II Fund(7)....  11,981,000    6.4%              --       --
  P.O. Box 2600
  Valley Forge, Pennsylvania 19482

---------------

(1) Based on a Schedule 13G filed with the SEC on February 12, 2001 by AXA Financial, Inc. on behalf of itself, AXA, which beneficially holds a majority interest in AXA Financial, Inc., and the four companies organized under French law, as a group, acting as the parent holding company of AXA, consisting of AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle. Includes 14,784,276 shares beneficially owned by AXA Financial, Inc. through the control of Alliance Capital Management L.P. and 20,000 shares beneficially owned by AXA National Mutual -- Australia, a subsidiary of AXA.

(2) Based on a Schedule 13G filed with the SEC on February 9, 2001. Barrow, Hanley, Mewhinney & Strauss has sole voting power with respect to 1,204,500 shares, shared voting power with respect to 12,617,300 shares and sole dispositive power with respect to 13,821,800 shares.

(3) Based on a Schedule 13G/A filed with the SEC on February 9, 2001. Capital Research and Management Company is deemed to be the beneficial owner of these shares as a result of acting as an investment advisor to various investment companies.

(4) Based on a Schedule 13G/A filed with the SEC on February 13, 2001 by FMR Corp. on behalf of itself, Mr. Edward C. Johnson, chairman of FMR Corp., Ms. Abigail P. Johnson, a director of FMR Corp., and Fidelity Management and Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp. Includes 44,097,179 shares beneficially owned by Fidelity, which acts as an investment advisor to various registered investment companies (the "Fidelity Funds"), 2,261,957 shares beneficially owned by Fidelity Management and Trust Company ("FMT"), a wholly owned subsidiary of FMR and 1,367,177 shares beneficially owned by Fidelity International Limited ("FIL"), a company of which Mr. Johnson is the chairman, although FMR disclaims beneficial ownership of shares owned by FIL. Each of Mr. Johnson and FMR Corp., through the control of Fidelity and FMT, has sole power to dispose of 46,729,136 shares and sole voting power with respect to

    2,239,133 shares. Each of the Fidelity Funds' boards of trustees has voting power over the shares held by each fund. Mr. Johnson and Ms. Johnson, who together own 36.5% of the outstanding voting stock of FMR Corp., may be deemed to be part of a controlling group with respect to FMR Corp.

(5) Based on Schedule 13G/A filed with the SEC on February 15, 2001 by Putnam Investments, LLC. ("PI"), a wholly owned subsidiary of Marsh & McLennan Companies, Inc. ("MMC"), on behalf of itself, MMC, Putnam Investment Management, LLC. ("PIM") and The Putnam Advisory Company, LLC. ("PAC"). Consists of 9,128,690 shares beneficially owned by PIM and 1,708,880 shares beneficially owned by PAC, both wholly owned registered investment advisors of PI. Both subsidiaries have dispositive power over the shares as investment managers, but each of the mutual funds' trustees have voting power over shares held by each fund, and PAC has shared voting power over the shares held by institutional clients. The address of MMC is 1166 Avenue of the Americas, New York, New York 10036.

(6) Based on a Schedule 13G/A filed with the SEC on February 14, 2001. Scudder Kemper Investments, Inc. has sole voting power with respect to 9,198,253 shares, shared voting power with respect to 1,889,227 shares and sole dispositive power with respect to 9,420,183 shares.

(7) Based on a Schedule 13G filed with the SEC on February 14, 2001. Vanguard Windsor Funds -- Vanguard Windsor II Fund has sole voting power and shared dispositive power with respect to such shares.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS
                             (Item 1 on Proxy Card)

     Conoco's current restated certificate of incorporation provides that the board of directors will consist of not less than six nor more than 15 directors. The current number of authorized directors is set at nine. The board of directors is classified into three classes, designated Class I, Class II and Class III, with terms expiring in 2002, 2003 and 2001, respectively. The terms of office of the members of one class of directors expire each year in rotation so that the members of one class are elected at each annual meeting to serve full three-year terms, or until their successors are elected and qualified. Each class consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors.

     Unless you withhold authority to vote for directors in the proxy, your shares will be voted for the election of the three nominees listed below. The directors will be elected by a plurality of the votes of shares of common stock present in person or represented by proxy at the meeting. All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons the board of directors recommends.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ELECTION OF EACH NOMINEE LISTED BELOW. PROPERLY SUBMITTED PROXY CARDS AND VOTING INSTRUCTIONS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

     The terms of office for the three directors in Class III expire at this annual meeting. The board of directors has selected the nominees listed below for election as Class III directors. If elected, each director will serve until the annual meeting of stockholders in 2004 or until he is succeeded by another qualified director who has been elected. The terms of office of all other directors expire at the annual meeting in 2002 or 2003, as the case may be. The board of directors held five meetings in 2000. All directors attended at least 75% of the meetings of the board of directors and the committees thereof of which they are members. The following biographical information regarding the nominees for director and each current director is as of March 15, 2001.

NOMINEES FOR CLASS III DIRECTORS FOR A THREE-YEAR TERM TO EXPIRE IN 2004

[Kenneth M. Duberstein   Kenneth M. Duberstein, age 56, has been a Class III director
        Photo]           since May 2000. He is Chairman and CEO of the Duberstein
                         Group, a strategic planning and consulting company. Mr.
                         Duberstein served as White House Chief of Staff and Deputy
                         Chief of Staff to President Ronald Reagan and Deputy Under
                         Secretary of Labor during the Ford Administration. He serves on the boards of the Boeing Company, Fannie Mae, the St.
                         Paul Companies and Global Vacation Group, and is on the
                         Board of Governors for the NASD and the American Stock
                         Exchange. He also is a trustee of Franklin & Marshall
                         College and Johns Hopkins University and serves on a wide
                         range of commissions, tasks forces and cultural, educational and volunteer boards: Vice Chairman of the Kennedy Center
                         for Performing Arts, Harvard University/Kennedy School's
                         Institute of Politics Senior Advisory Committee, the Reagan
                         Institute of Emergency Medicine and the National Alliance to
                         End Homelessness. Mr. Duberstein is a member of the Council on Foreign Relations and Chairman of the Ethics Committee
                         for the U.S. Olympics Committee.

  [William R. Rhodes     William R. Rhodes, age 65, has been a Class III director
         Photo]          since October 1998. He is a Vice Chairman of Citigroup, Inc.
                         and Citibank, N.A. Mr. Rhodes is Chairman of the Americas
                         Society and Council of the Americas, Vice Chairman of the
                         Institute of International Finance, Chairman of CHIPCo, a
                         Director of the Private Export Funding Corporation and a
                         member of South African President Thabo Mbeki's
                         International Advisory Board. He also serves on many Boards including The Group of Thirty, The Africa-America Institute and the U.S-Egypt Presidents' Council. He is also a member of the Council on Foreign Relations and the Foreign Policy
                         Association. Mr. Rhodes is a past Chairman of the U.S.
                         Advisory Committee of the Export-Import Bank of the United
                         States, past Chairman of the U.S. Section of the
                         Venezuela-U.S. Business Council, past President of the
                         Venezuela-American Chamber of Commerce and past President of the Bankers Association for Foreign Trade. He is a Governor
                         and Trustee of The New York Presbyterian Hospital, a
                         Director of the New York City Partnership and Chamber of
                         Commerce and a Vice Chairman of the Metropolitan Museum of
                         Art Business Committee and Chairman's Committee. He is a
                         member of the Board of Overseers of the Watson Institute for
                         International Studies at Brown University and Chairman of
                         the Board of Trustees of the Northfield Mount Hermon School.

[A. R. (Tony) Sanchez,   A. R. "Tony" Sanchez, Jr., age 58, has been a Class III
       Jr. Photo]        director since August 1999. He has been active in the oil
                         and gas industry since 1973. Mr. Sanchez has been the Chief
                         Executive Officer and Chairman of the Board for Sanchez Oil
                         & Gas Corp. since 1974. A member of the University of Texas
                         System Board of Regents, Mr. Sanchez is on the boards of
                         directors of International Bancshares Corporation, ZixIt
                         Corporation, the University of Texas Investment Management
                         Company, the University of Texas Foundation for
                         Entrepreneurial Excellence, the Texas Water Foundation, the
                         Smithsonian Institution, the LBJ Foundation, the American
                         Petroleum Institute, the Independent Petroleum Institute of
                         America, the National Petroleum Council, the InterState Oil
                         and Gas Compact Commission and Little League Baseball.

INFORMATION ON DIRECTORS CONTINUING IN OFFICE

  Class I Directors with Terms Expiring in 2002

[Ruth R. Harkin Photo]   Ruth R. Harkin, age 56, has been a Class I director since
                         October 1998. She is Senior Vice President, International
                         Affairs and Government Relations of United Technologies
                         Corporation and Chair of United Technologies International,
                         UTC's international representation arm. Previously, Mrs.
                         Harkin was the President and Chief Executive Officer of the
                         Overseas Private Investment Corporation in the Clinton
                         administration from 1993 to 1997. Mrs. Harkin was elected as a prosecutor in the office of the County Attorney of Story
                         County, Iowa in 1973. She also served as Deputy General
                         Counsel at the U.S. Department of Agriculture and was Of
                         Counsel at the law firm of Akin, Gump, Strauss, Hauer &
                         Feld. Mrs. Harkin is a member of the Board of Visitors of
                         the College of Business Administration, University of Iowa.
                         She also sits on the boards of the National Association of
                         Manufacturers, the Korea Society and the U.S.-Russia
                         Business Council, and was the Year 2000 U.S. Working Chair
                         of the TransAtlantic Business Dialogue.

 [Frank A. McPherson     Frank A. McPherson, age 67, has been a Class I director
         Photo]          since October 1998. He served as Chairman and Chief
                         Executive Officer of Kerr-McGee Corporation from 1983 until retirement on February 1, 1997. He joined Kerr-McGee in 1957 and held many technical, operational and managerial
                         positions, including President from 1980 to 1983. He is a
                         past director of the Federal Reserve Bank of Kansas City and the Oklahoma State University Foundation Board of Trustees.
                         Mr. McPherson serves on the boards of directors of
                         Kimberly-Clark Corp., BOK Financial Corp., Bank of Oklahoma,
                         Tri-Continental Corporation, Seligman Quality Fund, Inc.,
                         Seligman Select Municipal Fund, Inc. and the Seligman Group
                         of Mutual Funds. He is also a member of the boards of the
                         American Petroleum Institute, Baptist Medical Center,
                         Oklahoma Chapter of Nature Conservancy, Oklahoma City
                         Chamber of Commerce, Oklahoma City Public School Foundation,
                         Oklahoma Medical Research Foundation and Oklahoma Foundation
                         for Excellence in Education.

 [General Charles C.     General Charles C. Krulak, age 59, has been a Class I
     Krulak Photo]       director since May 2000. He is Chairman and Chief Executive
                         Officer of MBNA Europe and served as Senior Vice Chairman of
                         MBNA America from September 9, 1999 through January 1, 2001.
                         During his 35-year career in the Marine Corps, General
                         Krulak served two tours of duty in Vietnam and rose through several command and staff positions to the position of
                         Commandant of the Marine Corps and member of the Joint
                         Chiefs of Staff. Among many decorations, he holds the
                         Defense Distinguished Service Medal, the Silver Star Medal,
                         the Bronze Star Medal with Combat "V" and two gold stars,
                         the Purple Heart with gold star and the Meritorious Service
                         Medal.

  Class II Directors with Terms Expiring in 2003

[Archie W. Dunham Photo]   Archie W. Dunham, age 62, has been a Class II director since
                           July 1998. He has been President and Chief Executive Officer of Conoco since 1996 and Chairman of the Board since August
                           12, 1999. He joined Conoco in 1966 and subsequently held a number of commercial and managerial positions within Conoco and E. I. du Pont de Nemours and Company ("DuPont"). Mr.
                           Dunham is also a member of the board of directors of
                           Louisiana-Pacific Corporation, Phelps Dodge Corporation and
                           Union Pacific Corporation. Mr. Dunham is a former Executive
                           Vice President, Exploration Production and Executive Vice
                           President, Refining, Marketing, Supply and Transportation
                           for Conoco. He was also a Senior Vice President, Polymers
                           and Senior Vice President, Chemicals and Pigments for
                           DuPont. He is a director of the American Petroleum
                           Institute, the U.S.-Russia Business Council and the Greater
                           Houston Partnership. He is the past Chairman of the United
                           States Energy Association, Chairman of the National
                           Petroleum Council and a member of The Business Council. Mr.
                           Dunham is also a member of the Board of Visitors and the
                           Energy Center board of directors at the University of
                           Oklahoma. He also serves on the board of directors of the
                           Memorial Hermann Healthcare System, and the boards of
                           trustees of the Houston Symphony, the George Bush
                           Presidential Library and the Smithsonian Institution. Mr.
                           Dunham is also President and a trustee of the Houston Grand
                           Opera.

[William K. Reilly         William K. Reilly, age 61, has been a Class II director
  Photo]                   since October 1998. He is currently President and Chief
                           Executive Officer of Aqua International Partners, an
                           investment group that finances water improvements in
                           developing countries. Formerly, Mr. Reilly was a visiting
                           professor at the Institute of International Studies at
                           Stanford University and served as Administrator of the U.S.
                           Environmental Protection Agency from February 1989 to
                           January 1993. Mr. Reilly was president of the Conservation
                           Foundation from 1973 to 1989 and, after its affiliation with the World Wildlife Fund in 1985, served as President of both groups. He also serves on the boards of DuPont, Royal
                           Caribbean International, Evergreen Holdings and Ionics, Inc.
                           He is Chairman of the Board of the American Farmland Trust
                           and serves on the boards of the American Academy in Rome,
                           National Geographic Society, World Wildlife Fund and Yale
                           University. Mr. Reilly also serves as a member of the board of the Presidio Trust of San Francisco.

[Franklin A. Thomas        Franklin A. Thomas, age 66, has been a Class II director
  Photo]                   since October 1998. He has been a consultant to the TFF
                           Study Group, a non-profit initiative assisting development in southern Africa, since April 1996. Mr. Thomas was
                           President and Chief Executive Officer of The Ford Foundation
                           from 1979 to 1996. He also serves as a director of ALCOA,
                           Inc., Avaya Inc., Citigroup, Inc., Cummins, Inc., Lucent
                           Technologies, Inc. and PepsiCo, Inc.

COMMITTEES OF THE BOARD OF DIRECTORS

  Audit and Compliance Committee

Members: Frank A. McPherson, Chairman
         Kenneth M. Duberstein
         Ruth R. Harkin
         A. R. Sanchez, Jr.

Number of meetings in 2000: Eight

The Audit and Compliance Committee is responsible for:

        - monitoring the integrity of the Company's financial reporting process and systems of internal controls;

        - discussing with the management, the independent auditors, and the internal auditors, the integrity of the Company's financial reporting processes and controls, significant corporate risk exposures, and the steps management has taken to monitor, control, and report such exposures, as well as discussing significant findings prepared by the independent auditors and the internal auditors together with management's responses;

        - discussing and appraising the performance and independence of Conoco's independent auditors and internal auditors, including responsibility for selecting (subject to shareholder ratification), evaluating, and, where appropriate, replacing the independent auditors, who are ultimately responsible to the board of directors and the Audit and Compliance Committee;

        - monitoring the Company's compliance and Safety, Health, and Environmental programs for adherence to applicable laws and regulations and discussing with management all significant Legal and Safety, Health, and Environmental issues and incidents; and

        - maintaining direct lines of communication with the board of directors and Conoco's management, internal auditors and independent auditors

The Audit and Compliance Committee charter, which is attached as Appendix A to this proxy statement, contains a detailed description of the committee's duties and responsibilities.

  Compensation Committee

Members: Franklin A. Thomas, Chairman
         General Charles C. Krulak
         William K. Reilly
         William R. Rhodes

Number of Meetings in 2000: Six

The Compensation Committee is responsible for:

        - overseeing and administering Conoco's executive compensation policies, plans and practices;

        - establishing and adjusting from time to time compensation for the President and Chief Executive Officer, the other executive officers and senior management;

        - authorizing the issuance of, and the purchase in the open market of, common stock in connection with the administration of Conoco's executive and non-executive compensation and benefit plans;

        - overseeing succession planning for the Chief Executive Officer and other key executives; and

        - reporting to the board of directors a summary of its findings and recommendations.

  Executive Committee

Members: Archie W. Dunham, Chairman
         Frank A. McPherson
         Franklin A. Thomas

Number of Meetings in 2000: One

The Executive Committee is responsible for:

        - exercising all powers and authority of the board of directors in directing the management of the business and affairs of Conoco in intervals between board meetings, except for:

         (i) those matters which are expressly delegated to another committee of the board of directors;

         (ii) matters which, under Delaware law, Conoco's certificate of incorporation or Conoco's by-laws, cannot be delegated by the board of directors to a committee; and

         (iii) approval of expenditures or the acquisition or disposition of property and assets of Conoco to the extent already delegated to the Chief Executive Officer by the board of directors, or to the extent any such expenditures, acquisitions or dispositions exceed $5 billion U.S. dollars per expenditure or transaction;

        - subject to the foregoing limitations and at the committee's discretion, delegating to others the authority to direct the management of the usual and ordinary affairs of Conoco or one or more of its subsidiaries, divisions or departments; and

        - reporting to the board of directors a summary of its actions.

BOARD COMPENSATION

     Directors who are employees of Conoco receive no additional compensation for serving on the board of directors. Upon election to the board, nonemployee directors receive a grant of restricted stock units with an aggregate value on the date of grant equal to $100,000. On an annual basis, nonemployee directors receive a fee of $50,000 per year, and a grant of restricted stock units with an aggregate value on the grant date of $50,000.

     Restricted stock units representing common stock are awarded pursuant to the terms of the 1998 Stock and Performance Incentive Plan of Conoco Inc. Shares underlying restricted stock units granted to directors upon initial election to the board may not be sold or voted for a period of five years. Dividend equivalents in the form of additional units are credited during this period. Restricted stock units granted upon initial election to the board become vested at a rate of 20% of the grant per year of completed board service following the award. Shares underlying restricted stock units that are granted annually to directors may not be sold or voted for a period of three years, but dividend equivalents in the form of additional units are credited during such period. Restricted stock units which are annually awarded vest immediately upon grant.

     Directors are expected to own stock with a value equivalent to two times their annual fee and grant of restricted stock units, or $200,000 at current grant levels. Existing board members are expected to achieve this level of stock ownership by October 2002. Future directors will have three years from their initial election to the board to achieve this level of stock ownership. Actual shares of stock, restricted stock units, and deferred stock units owned individually or jointly can be counted in satisfying stock ownership guidelines. Unexercised stock options may not be used to satisfy director stock ownership guidelines.

     Pursuant to the terms of Conoco's Deferred Compensation Plan for Nonemployee Directors, which was established under the 1998 Stock and Performance Incentive Plan, awards of restricted stock units are deferred and annual fees may be deferred. An election to defer must generally be made prior to the commencement of the fiscal year in which it will be earned. Once made for a particular award, the election is generally irrevocable. The deferred amounts are deemed to be invested, pursuant to the election of the director, in common stock or in an interest-bearing account. Deferrals under the Plan are unfunded.

     Each deferral election will indicate the time (either on the date of termination of service as a director or on the date that is five years following such date) and form of payment for the amounts to be deferred. Distributions to the director for deferrals into stock units will be made in common stock and distributions for deferrals into an interest bearing account will be made in cash. Such distribution will be made at the time irrevocably selected on the deferral form, or, in the event of the director's death, to the director's designated beneficiary. Upon a change in control of Conoco, at the director's election, all deferred amounts (including deferred restricted stock units) may be paid in full.

     All directors are eligible to participate in the Directors' Charitable Gift Plan, which provides that, upon a director's death, Conoco will make a donation in an amount equal to $200,000 per year for five years to the tax-exempt educational institutions or charitable organizations recommended by such director and approved by Conoco. Each director will be fully vested in the Directors' Charitable Gift Plan after completing one year of service as director. Conoco may fund the Directors' Charitable Gift Plan through, among other vehicles, the purchase of life insurance policies on the lives of the directors. Conoco will be the beneficiary of and will own such policies. Directors derive no personal financial or tax benefit from the Directors' Charitable Gift Plan because the charitable, tax-deductible donations and insurance proceeds, if any, accrue solely to the benefit of Conoco.

     Directors receive a fee of $1,000 for each board or committee meeting attended. In addition, a board member who serves as chairman of a standing committee receives a supplement of $5,000 annually.

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the number of shares of Class A and Class B common stock beneficially owned on March 1, 2001, by each Conoco director and director nominee, by each executive officer named in the Summary Compensation Table below and by all directors, director nominees and executive officers as a group.

                           BENEFICIAL OWNERSHIP TABLE

                                                  CLASS A SHARES              CLASS B SHARES
                                                   BENEFICIALLY    PERCENT     BENEFICIALLY    PERCENT
NAME                                               OWNED(1)(2)     OF CLASS    OWNED(3)(4)     OF CLASS
----                                              --------------   --------   --------------   --------
Archie W. Dunham(5)............................     3,258,891       1.7 %       2,266,448        *
Kenneth M. Duberstein..........................            --       --              6,287        *
Charles C. Krulak..............................            --       --              5,458        *
Ruth R. Harkin(6)..............................        11,263        *                725        *
Frank A. McPherson.............................        12,885        *              1,951        *
William K. Reilly..............................        10,218        *              3,402        *
William R. Rhodes..............................        54,213        *                725        *
Franklin A. Thomas.............................         9,213        *              2,258        *
A.R. Sanchez, Jr. .............................            --       --              4,447        *
Gary W. Edwards................................     1,577,824        *            305,119        *
Robert E. McKee III(7).........................     1,270,713        *            317,855        *
Jimmy W. Nokes(8)..............................       661,759        *            251,727        *
Robert W. Goldman(9)...........................       410,851        *            124,476        *
Directors and Executive Officers as a Group (14
  persons).....................................     7,712,482       4.0 %       3,414,404        *

---------------

 *  Less than 1%.

(1) Includes restricted or deferred stock units credited under the 1998 Stock and Performance Incentive Plan and the Deferred Compensation Plan for Non-employee Directors, the following number of which may be voted or sold only upon passage of time: Mr. Dunham -- 227,042; Ms. Harkin -- 5,148; Mr. McPherson -- 6,320; Mr. Reilly -- 6,153; Mr. Rhodes -- 5,148; and Mr. Thomas -- 5,148.

(2) Includes beneficial ownership of the following number of shares of Class A common stock which may be acquired within 60 days of March 1, 2001 through stock options awarded under compensation plans: Mr. Dunham -- 2,884,372; Ms. Harkin -- 4,065; Mr. McPherson -- 4,065; Mr. Reilly -- 4,065; Mr.
    Rhodes -- 4,065; Mr. Thomas -- 4,065; Mr. Edwards -- 1,477,718; Mr.
    McKee -- 1,217,147; Mr. Nokes -- 638,170; and Mr. Goldman -- 392,971. Of
    such options, the following number are subject to stock price hurdles which have not yet been met: Mr. Dunham -- 392,846; Mr. Edwards -- 182,324; Mr. McKee -- 173,427; Mr. Nokes -- 115,938; and Mr. Goldman -- 52,562.

(3) Includes restricted or deferred stock units credited under the 1998 Stock and Performance Incentive Plan and the Deferred Compensation Plan for Non-employee Directors, the following number of which may be voted or sold only upon passage of time: Mr. Dunham -- 94,276; Ms. Harkin -- 725; Mr. McPherson -- 725; Mr. Reilly -- 3,402; Mr. Rhodes -- 725; Mr.
    Sanchez -- 4,447; Mr. Thomas -- 2,258; Mr. Krulak -- 5,458; Mr.
    Duberstein -- 6,287; Mr. Edwards -- 18,162; Mr. McKee -- 19,387; and Mr. Nokes -- 30,768.

(4) Includes beneficial ownership of the following number of shares of Class B common stock which may be acquired within 60 days of March 1, 2001 through stock options awarded under compensation plans: Mr. Dunham -- 2,105,900; Mr. Edwards -- 223,500; Mr. McKee -- 235,300; Mr. Nokes -- 194,800; and Mr.
    Goldman -- 111,500. Of such options, the following number are subject to stock price hurdles which have not yet been met: Mr. Dunham -- 1,400,000.

(5) Includes 10,000 shares of Class A common stock and 40,556 shares of Class B common stock held in Dunham Management Trust, a revocable grantor trust.

(6) Includes 50 shares of Class A common stock owned by Ms. Harkin's daughter.

(7) Includes 24,567 shares of Class B common stock owned by the McKee Family Trust.

(8) Includes 413 shares of Class B common stock owned by Mr. Nokes's daughter.

(9) Includes 1,471 shares of Class B common stock owned by Mr. Goldman's wife and 245 shares of Class B common stock owned by Mr. Goldman's son.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Conoco's directors and executive officers, and persons who own more than 10% of a registered class of Conoco's equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Conoco common stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish Conoco with copies of all Section 16(a) forms they file.

     To Conoco's knowledge, based solely on review of the copies of such reports furnished to it and written representations that such reports accurately reflect all reportable transactions and holdings, during the year ended December 31, 2000, all Section 16(a) reports applicable to its officers and directors were filed on a timely basis, except the Form 3 filed on behalf of Thomas Knudson, which was filed late.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table provides information about the compensation of the Company's chief executive officer and four other most highly compensated executive officers at the end of 2000 (the "Named Officers"). Two additional tables provide detailed information about the employees' stock options.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                          COMPENSATION
                                                 ANNUAL COMPENSATION              -----------------------------
                                      -----------------------------------------                        SHARES
                                                                     OTHER                           UNDERLYING
NAME AND                                                            ANNUAL        RESTRICTED STOCK    OPTIONS        ALL OTHER
PRINCIPAL POSITION             YEAR     SALARY      BONUS(1)    COMPENSATION(2)      AWARDS(3)       GRANTED(4)   COMPENSATION(5)
------------------             ----   ----------   ----------   ---------------   ----------------   ----------   ---------------
Archie W. Dunham.............  2000   $1,200,000   $3,000,000      $124,168          $  750,019        705,900       $130,583
  Chairman, President and      1999    1,100,040    3,500,000       148,324                  --      1,400,000         66,002
  Chief Executive Officer      1998      901,261    1,300,000        29,946           1,100,090      1,693,040         51,750
Gary W. Edwards..............  2000      593,200    1,019,000        25,670                  --        235,539         63,835
  Senior Executive Vice
    President,                 1999      560,080    1,293,000        22,038                  --             --         33,492
  Corporate Strategy and       1998      469,460      389,000        16,347                  --        567,974         27,620
  Development
Robert E. McKee III..........  2000      547,000    1,049,000        29,888             400,031        235,300         58,753
  Executive Vice President,    1999      511,000    1,330,000        17,990                  --             --         30,540
  Exploration Production       1998      418,775      372,000        30,573                  --        561,677         24,563
Jimmy W. Nokes...............  2000      467,200      752,000        24,975             400,031        196,647         49,975
  Executive Vice President,    1999      360,480      432,000         2,325                  --             --         21,629
  Refining, Marketing, Supply
    and                        1998      302,160      257,000         4,065                  --        270,208         17,870
  Transportation
Robert W. Goldman............  2000      348,400      399,000         9,365                  --        111,500         36,907
  Senior Vice President,
    Finance,                   1999      321,800      911,000           754                  --             --         19,257
  and Chief Financial Officer  1998      262,750      140,000         6,211                  --        164,191         15,390

---------------

(1) Approximately 25% of 2000 and 1999 variable compensation (i.e., bonus) was paid in Conoco Class B common stock, and about 25% of 1998 variable compensation was paid in Conoco Class A common stock. Included in the 1999 bonus amounts are the following Special Compensation Awards in recognition of such individual's contributions to the success of Conoco's initial public offering and split-off from DuPont: Mr. Dunham -- $1,500,000; Mr.
    Edwards -- $500,000; Mr. McKee -- $500,000; Mr. Nokes -- $15,000; and Mr.
    Goldman -- $600,000. Mr. Nokes' 1998 bonus amount includes a Special Compensation Award of $35,000 in recognition of his contributions to the success of Conoco's initial public offering.

(2) As permitted by the rules of the SEC, this column excludes perquisites and other personal benefits for the Named Officer if the total incremental cost in a given year did not exceed the lesser of $50,000 or 10% of such officer's combined salary and bonus for that year. Accordingly, for Mr. Dunham in 1998 and for Messrs. Edwards, McKee, Nokes and Goldman in all periods, the amounts shown exclude such perquisites and only represent reimbursements for the payment of taxes. Of the amounts shown for Mr. Dunham in 2000, $72,288 represents reimbursement for the payment of taxes, and $28,512 represents insurance premiums paid on Mr. Dunham's behalf for his participation in the executive group life insurance program. Of the amounts shown for Mr. Dunham in 1999, $48,187 represents reimbursement for the payment of taxes, and $86,095 represents the approximate incremental cost to Conoco for Mr. Dunham's personal use of company aircraft, which Conoco required for security reasons.

(3) Dividend equivalents on restricted stock units will be credited to each officer's account in the form of additional stock units. The restricted stock units held by the Named Officers, as of December 31, 2000, had an aggregate value of $1,051,842 for Mr. Dunham and $561,012 for both Mr. McKee and Mr. Nokes, based on the closing price on the New York Stock Exchange on such date of $28.94. Mr. Dunham's 1998 restricted stock unit grant and accumulated dividend equivalents vested in 2000.

(4) For 2000 and 1999, options granted are for the purchase of Class B common stock. For 1998, options granted are for the purchase of Class A common stock. For Mr. Edwards and Mr. Nokes, the amounts shown include options to purchase 12,039 and 1,847 shares of Class A common stock respectively, representing reload options which were granted when a previously granted option was exercised.

(5) 2000 amounts consist of matching contributions and profit sharing made pursuant to Conoco's Thrift Plan and the following amounts credited under Conoco's savings restoration plan: Mr. Dunham -- $113,300; Mr. Edwards -- $46,552; Mr. McKee -- $41,470; Mr. Nokes -- $32,692; and Mr.
    Goldman -- $19,624.

                              OPTION GRANTS TABLE

                                    INDIVIDUAL OPTION GRANTS IN 2000
                            ------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                            NUMBER OF     PERCENT OF                              ASSUMED ANNUAL RATES OF
                              SHARES        TOTAL                                  STOCK APPRECIATION FOR
                            UNDERLYING     OPTIONS                                     OPTION TERM(2)
                             OPTIONS       GRANTED     EXERCISE   EXPIRATION   ------------------------------
NAME                         GRANTED       IN 2000     PRICE(1)      DATE           5%              10%
----                        ----------    ----------   --------   ----------   -------------   --------------
Archie W. Dunham..........    705,900(3)    10.92%      $21.25     02/07/10     $9,433,648      $23,906,735
Gary W. Edwards...........    223,500(3)     3.46%       21.25     02/07/10      2,986,854        7,569,275
                                4,013(4)     0.06%       24.91     01/28/02          8,545           17,416
                                4,013(4)     0.06%       24.91     01/26/03         13,948           28,992
                                4,013(4)     0.06%       24.91     03/03/04         19,932           42,691
Robert E. McKee III.......    235,300(3)     3.64%       21.25     02/07/10      3,144,549        7,968,905
Jimmy W. Nokes............    194,800(3)     3.01%       21.25     02/07/10      2,603,307        6,597,292
                                1,847(4)     0.03%       24.34     01/28/02          3,776            7,697
Robert W. Goldman.........    111,500(3)     1.73%       21.25     02/07/10      1,490,086        3,776,171

---------------

(1) The exercise price is the average of the high and low prices of Conoco common stock as reported on the New York Stock Exchange on the date of the grant.

(2) Represents total appreciation over the exercise price at the assumed annual appreciation rates of 5% and 10%, compounded annually for the term of the options.

(3) Represents options to purchase Class B common stock. These stock options vest in one year and have a term of 10 years. These options become exercisable when the closing price per share of the Class B common stock on the New York Stock Exchange equals or exceeds $26.50 for a period of five consecutive days, which occurred during 2000. Reload rights are attached to these options.

(4) Represents reload options to purchase Class A Common Stock granted when a previously held option was exercised by tendering stock already owned. The number of reload options granted is equal to the number of shares tendered in payment of the option exercise price. The exercise price of a reload option is the average of the high and low prices of Conoco Class A common stock as reported on the New York Stock Exchange on the date of exercise of the previously held option. Reload options become exercisable six months from the date of grant and have a term equal to the remaining term of the previously held option. Shares acquired as a result of the reload exercise may not be sold for two years.

                             OPTION EXERCISES TABLE

                (AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                          AND YEAR-END OPTION VALUES)

                                                      NUMBER OF SHARES
                                                         UNDERLYING                VALUE OF UNEXERCISED
                         SHARES                    UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                        ACQUIRED                    DECEMBER 31, 2000 (2)          DECEMBER 31, 2000(3)
                           ON         VALUE      ---------------------------    ---------------------------
NAME                    EXERCISE   REALIZED(1)   EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                    --------   -----------   -----------   -------------    -----------   -------------
Archie W. Dunham......  145,462    $2,833,038     2,361,944      3,497,862(4)   $30,081,341    $18,334,585
Gary W. Edwards.......  146,568     2,581,131     1,251,134        595,151(5)    16,409,477      4,561,660
Robert E. McKee III...       --            --     1,145,605        595,955(6)    14,692,110      4,553,854
Jimmy W. Nokes........   11,662       195,693       524,838        400,810(7)     6,170,309      3,136,013
Robert W. Goldman.....       --            --       327,358        218,795(8)     4,095,572      1,678,825

---------------

(1) Represents the pre-tax gain, which is the difference between the market value of the shares on the date of exercise of the options and the exercise price.

(2) Unless otherwise indicated, shares underlying exercisable and unexercisable options represent shares of Class A common stock.

(3) Represents the closing price for Conoco Class A and Class B common stock on December 31, 2000 of $28.63 and $28.94, respectively, less the exercise price for all outstanding exercisable and unexercisable options for which the exercise price is less than such closing price. Exercisable options have been held at least one year from the date of grant and have met any other requirements for vesting and exercisability, such as stock price hurdles. Unexercisable options have not met the applicable vesting schedules, exercisability requirements, or stock price hurdles.

(4) Includes options to purchase 1,391,962 shares of Class A common stock and options to purchase 2,105,900 shares of Class B common stock.

(5) Includes options to purchase 371,651 shares of Class A common stock and options to purchase 223,500 shares of Class B common stock.

(6) Includes options to purchase 360,655 shares of Class A common stock and options to purchase 235,300 shares of Class B common stock.

(7) Includes options to purchase 206,010 shares of Class A common stock and options to purchase 194,800 shares of Class B common stock.

(8) Includes options to purchase 107,295 shares of Class A common stock and options to purchase 111,500 shares of Class B common stock.

RETIREMENT BENEFITS

     Retirement benefits for Conoco employees are provided under the Retirement Plan of Conoco Inc., and are based on an employee's years of service and average monthly pay during the employee's three highest paid years. "Average monthly pay" for this purpose includes regular compensation and 100% of annual variable compensation payments, but excludes other bonuses and compensation in excess of limits imposed by the Internal Revenue Code of 1986, as amended (the "Code"). The Code limits the amount of annual benefits which may be payable from the pension trust. Retirement benefits in excess of these limitations are paid from Conoco's general revenues under separate, nonfunded pension restoration plans.

     The table below illustrates the straight-life annuity amounts payable under the Conoco retirement plan and retirement restoration plans to Conoco employees retiring at age 65 in 2000. These amounts reflect an offset based on Social Security benefits. The current years of service credited for retirement benefits for the Named Officers are as follows: 34 years for Archie W. Dunham; 36 years for Gary W. Edwards; 32 years for Robert E. McKee III; 28 years for Jimmy W. Nokes; and 35 years for Robert W. Goldman.

                               PENSION PLAN TABLE

                                        ESTIMATED ANNUAL RETIREMENT BENEFITS ON SERVICE OF:
                                   --------------------------------------------------------------
SALARY AND VARIABLE COMPENSATION    25 YEARS     30 YEARS     35 YEARS     40 YEARS     45 YEARS
--------------------------------   ----------   ----------   ----------   ----------   ----------
$700,000.........................  $  273,000   $  328,000   $  383,000   $  439,000   $  495,000
1,450,000........................     573,000      688,000      803,000      919,000    1,035,000
2,200,000........................     873,000    1,048,000    1,223,000    1,399,000    1,575,000
2,950,000........................   1,173,000    1,408,000    1,643,000    1,879,000    2,115,000
3,700,000........................   1,473,000    1,768,000    2,063,000    2,359,000    2,655,000
4,450,000........................   1,773,000    2,128,000    2,483,000    2,839,000    3,195,000

SEVERANCE ARRANGEMENTS

     On October 19, 2000, Conoco and Mr. Dunham agreed to certain changes to Mr. Dunham's employment agreement that had been previously entered into on May 10, 1998 and amended on August 17, 1999. The modified employment agreement has a term that expires on December 20, 2003. The agreement provides that Mr. Dunham is entitled to an annual base salary, subject to annual reviews and increases, bonuses and long-term equity-based compensation that are competitive with industry practices, and participation in the most favorable incentive, retirement, welfare and other benefits Conoco offers to its senior executives.

     During the term of the agreement, Mr. Dunham has agreed not to terminate his employment within six months following a "change of control," as defined in the agreement. The agreement provides that if, during the term of the agreement, Mr. Dunham's employment is terminated under any of the following circumstances:

        - by Mr. Dunham or Conoco for any reason within 30 days following the expiration of six months after a change in control;

        - by Mr. Dunham at any time for "good reason," as defined in the agreement; or

        - by Conoco at any time other than for cause or by reason of Mr. Dunham's death or disability;

then Mr. Dunham will be entitled to the following:

        - a lump sum severance payment equal to the sum of his salary, deferred compensation and vacation accrued to the date of termination and the salary and bonus that would have been payable to him through the three years following the date of termination of his employment, based on his then current salary and an annual bonus equal to the average of the two highest annual bonus awards to Mr. Dunham in the three fiscal years preceding termination;

        - welfare and other benefits continuation through the three years following the date of termination of his employment plus a sum in cash, undiscounted, equal to the additional retirement benefit he would have accrued if he had remained employed for three years following the date of termination of his employment;

        - grants of options, restricted stock and other compensatory awards Mr. Dunham would have received had his employment continued through the third anniversary following the date of termination of his employment, based upon grants of options and restricted stock and other compensatory awards received by Mr. Dunham in the preceding three years;

        - vesting of, and termination of restrictions on, any unvested equity or performance-based awards;

        - if a change of control precedes termination of employment, or occurs within one year following termination, at Mr. Dunham's request, the cash value of his equity-based compensatory awards based on the highest price per share paid by specified persons during the six-month period prior to the date of the change of control, less any applicable exercise price; and

        - until the earlier of Mr. Dunham's death or the expiration or exercise of all his Conoco stock options, at no cost to him, the financial and tax planning and life insurance benefits afforded during employment.

If Mr. Dunham's employment is terminated under circumstances described above following or in contemplation of a change of control, for three years Mr. Dunham will be maintained as Chairman of the Board and receive as compensation for service as Chairman (i) an annual cash payment of $1,000,000, (ii) participation in the Director's Charitable Gift Program and (iii) participation in welfare benefit plans and fringe benefits arrangements applicable as if Mr. Dunham had remained employed. In addition, Mr. Dunham will participate in the same comprehensive security program applicable during his service as Chief Executive Officer and coverage by the Conoco domestic relocation policy will continue with respect to a single relocation. If Conoco does not maintain Mr. Dunham as Chairman, he will receive the compensation and benefits described herein, except that the total unpaid cash payments shall be paid immediately without discount.

     If Mr. Dunham's employment is terminated by Conoco for cause or by Mr. Dunham for any reason other than good reason, in each case other than during the 30-day period following six months after a change of control, or if Mr. Dunham's employment is terminated by reason of his death or disability, then he will receive a lump sum severance payment equal to the sum of his salary, deferred compensation and vacation accrued to the date of termination. If Mr. Dunham remains employed until December 20, 2003, upon any termination of his employment thereafter he is entitled to vesting of, and termination of restrictions on, any unvested equity or performance-based award.

     Mr. Dunham will also be entitled to receive an additional payment sufficient to compensate him for the amount of any excise tax imposed on payments made under the agreement or otherwise pursuant to Section 4999 of the Code and for any taxes imposed on that additional payment.

     Conoco has established three severance plans that cover key Conoco employees, including the Named Officers: the Conoco Inc. Key Employee Severance Plan, the Conoco Inc. Key Employee Temporary Severance Plan, and the Conoco Inc. Temporary Severance Plan. Benefits payable under any of the three plans are reduced by amounts payable pursuant to any other severance plan, policy, or program of Conoco.

     The Key Employee Severance Plan provides that if the employment of a participant in the plan is terminated

        - within two years of a "change in control" of Conoco; or

        - after a "potential change in control" of Conoco but prior to a change in control, whether or not a change in control ever occurs, in either case by Conoco other than for "cause," or by the participant for "good reason," as such terms are defined in the plan, the participant will be entitled to:

              (a) a lump sum severance payment equal to one-and-one-half, two, or three times the sum of the employee's base salary, previous year's bonus, and economic equivalent of the previous year's stock option award;

              (b) the present value of the increase in retirement benefits resulting from the crediting of an additional one-and-one-half, two, or three times the employee's number of years of age and service under the applicable retirement plan;

              (c) 36 months of welfare benefits continuation;

              (d) a pro rata portion of the annual bonus for which the employee is eligible in the year of termination; and

              (e) if necessary, a gross-up payment sufficient to compensate the participant for the amount of any excise tax imposed on payments made under the plan or otherwise pursuant to Section 4999 of the Code and for any taxes imposed on this additional payment.

     Prior to October 19, 2005, the Key Employee Severance Plan may not be amended or terminated if such amendment would be adverse to the interests of any eligible employee, without the employee's written consent. Amounts payable under the plan will be in lieu of any payments or benefits that may be payable to the severed employee under any other plan, policy or program of Conoco relating to severance.

     Under the Key Employee Temporary Severance Plan, if the employment of a participant is involuntarily terminated due to a reduction in workforce or if a participant experiences specified adverse employment changes, including relocation and reductions in pay or position, the individual will be entitled to one year's base salary and variable bonus. The Key Employee Temporary Severance Plan expires in May 2001.

     Under the Temporary Severance Plan, benefits are paid to a participant upon termination of employment in the same circumstances as are described under the Key Employee Temporary Severance Plan, but only if such termination occurs after a "change in control," as defined in the Temporary Severance Plan. Benefits under the Temporary Severance Plan are equal to two weeks' pay for each completed year of service, up to a maximum of 52 weeks' pay. The Temporary Severance Plan expires in May 2001.

     Conoco also has established a revocable trust that may hold assets set aside to fund Conoco's obligations under certain of its benefit programs as well as the trustee's expenses incurred in disputes concerning obligations to the trust. In the event of a change in control of Conoco, the trust becomes irrevocable and Conoco is obligated to immediately contribute to the trust the cost of the benefit programs.

                         COMPENSATION COMMITTEE REPORT

COMPENSATION PHILOSOPHY AND STRATEGY

     Conoco's goal is to provide a total compensation package that will enable Conoco to attract and retain key employees, inspire and reward superior performance, and align employees' interests with those of the shareholders. The compensation committee strives to fulfill this goal by:

        - establishing competitive overall levels of compensation;

        - establishing challenging short- and long-range business objectives and significantly varying compensation with performance against these objectives;

        - encouraging stock ownership; and

        - integrating all elements of compensation into a comprehensive package that supports Conoco's business direction.

The compensation committee believes that Conoco's resulting compensation program provides significant rewards for superior short- and long-term performance.

     In determining overall executive compensation levels, the compensation committee considers the compensation levels paid by a benchmark peer group of major petroleum companies. These include the U.S.-based integrated international companies shown in the stock performance graphs on page 22. Because of the declining number of integrated petroleum companies based in the U.S., the committee also considers prominent U.S.-based diversified energy companies, and large upstream or downstream "independents."

     Variable compensation levels for executives are designed to be approximately at the median of the peer group when both Conoco and the executive meet performance objectives, to exceed the peer group median when performance exceeds objectives, and to fall below the median when objectives are not achieved. The compensation committee draws upon compensation surveys from several outside consultants in determining competitive compensation levels.

     Although the compensation of all employees varies from year to year based on individual and company performance, the opportunity for variable compensation increases as an employee's level of responsibility increases. Accordingly, variable compensation comprises a significant portion of the total compensation package for executives. Total company, business unit and personal performance all affect the total level of compensation.

     The company encourages Conoco stock ownership primarily through annual stock option awards and the payment of approximately 25% of annual incentive awards in the form of Conoco stock. Because the compensation committee believes that significant stock ownership will align executives' interests with those of shareholders, it has established target stock ownership levels for senior executives, ranging from five times annual salary for the CEO to three times annual salary for vice presidents. Conoco's objective is for each executive to meet the target ownership level within five years of assuming his or her position.

COMPENSATION PROGRAMS

  Base Salary and Annual Incentive

     Base salaries are initially set based on competitive compensation levels for similar positions in peer companies, and are reviewed annually and adjusted over time to recognize individual levels of contribution and competency. Conoco's objective is to provide base salary levels that approximate the median of salaries paid by its peers to persons with comparable positions in the peer companies.

     Annual incentive awards for executives are made under the Global Variable Compensation Plan ("GVC"), Conoco's annual incentive program for executives and managers. GVC payments are authorized by the 1998 Stock and Performance Incentive Plan. The compensation committee annually establishes performance objectives under the GVC plan after consideration of long-term internal growth targets and peer company performance.

     Each executive is assigned a target award at the beginning of the performance year based on a competitive assessment of annual incentive opportunities available to persons holding comparable positions within Conoco's peer group. Incentive awards are usually made in February of each year in respect of the prior year. The final award is calculated by adjusting the target up or down based on both company and individual performance. The resulting actual award could range from 0% to over 200% of the individual target.

     Company Performance. In determining the actual incentive award, the compensation committee initially reviews Conoco's performance for the year. First, the target award is adjusted based on Conoco's total company performance in meeting predetermined objectives for after-tax operating income ("ATOI") and cash flow from operations before asset sales ("CFO"). Each of these metrics is weighted equally, and the average is assigned a rating varying from 50% to 150% based on actual performance relative to the goals. For 2000, target awards were adjusted upward by the maximum of 150% for performance relative to the ATOI and CFO goals.

     The resulting target award is next adjusted up or down based on the ranking of Conoco's total shareholder return relative to the total shareholder return of the companies in the peer group shown in the performance graphs. This adjustment can be as great as 25% up or down, depending on the quartile within which Conoco's stock performance ranks relative to that of each of the other peer companies. Target awards for 2000 were adjusted upward by 25% based on the average total shareholder return of 20% for Conoco Class A and Class B common stock, which was the second highest total stockholder return in the peer group, and placed Conoco in the first quartile. For this purpose, rankings are calculated by considering separately the total shareholder return of each of the companies in the peer group. By contrast, the performance graphs reflect the average stockholder return of all of the peer companies taken together, weighted by market capitalization, as specified by the SEC.

     Finally, an adjustment to the target award may also be made for Conoco's performance on its core values, which include safety, environmental stewardship, business ethics, and valuing all people. Any such adjustment is subjective in nature, without assigning any of the factors any particular weight. In prior years, this adjustment has affected target awards by as much as 5%. A positive 5% core values adjustment was made at the total Conoco level for 2000.

     After the target award has been adjusted for total company performance, each executive's individual award is adjusted based on individual and business unit performance. Such components are weighted 40% and 60%, respectively.

     Individual Performance. The 40% individual component is determined by an assessment of each executive's personal performance versus pre-set individual objectives, and a subjective evaluation of how the individual has performed versus five Leadership Criteria: Business Direction (Strategy), Implementation (Results), Networking and Team Building, People Development, and Personal Leadership, including demonstration of core values. A Performance and Leadership rating varying from 50% to 150% is assigned based on an overall assessment of these factors.

     Business Unit Performance. The 60% business unit component is calculated by averaging the performance of up to three "tiers" of organization in meeting their ATOI and CFO objectives. The application of specific tiers reflects the specific responsibilities of the executive. Each business unit is assigned a rating from 50% to 150% relative to Conoco's overall performance, and the results are averaged.

     One-fourth of the GVC award is paid in stock, and the remainder in cash. Executives may choose to defer annual incentive awards until a future date certain or until retirement. The cash portion of deferred balances are credited with notional investment earnings based on the performance of several "investment" choices, including Conoco stock, equity mutual funds, or a "stable value" income account. The stock portion of deferred annual incentives must be held as stock units, which are credited with dividend equivalents and ultimately paid out in the form of Conoco stock.

     A total of $64.2 million in GVC awards was paid to 1,350 participants in February 2001 for 2000 performance, of which $6.2 million was paid to the Named Officers. This compares with a 1999 total payout of $49 million. The increase in 2000 awards over 1999 was primarily due to improved earnings and cash generation, and to first quartile performance in total shareholder return.

  Long-Term Incentive Compensation

     Conoco's primary long-term compensation vehicles are stock options and restricted stock. Stock-based compensation is designed to provide competitive compensation, to offer an incentive to employees primarily responsible for the growth and success of the company, to retain key employees, and to align employees' interests with those of shareholders.

     A guideline number of options to be awarded is established for each level of management. The guideline is based on a competitive analysis of long-term compensation opportunities for persons holding comparable positions in the peer group companies. Each executive's individual award may be adjusted up or down from the target by as much as 50% based on the compensation committee's subjective evaluation of the individual's long-term potential and performance. Conoco's intent is to grant awards that match in value the median awarded by its peers. Current stock ownership is not considered when determining individual awards.

     Restricted stock awards were made in February 2000 to Messrs. Dunham, McKee, and Nokes as detailed in the Summary Compensation Table. Options to purchase 6.3 million shares of Conoco Class B common stock were granted to 870 employees in February 2000. Of those options, approximately 1.5 million options were granted to the Named Officers. Stock option and restricted stock awards to Vice Presidents, Executive Vice Presidents, and the CEO were made pursuant to the Stock and Performance Incentive Plan. Stock options to other employees were granted under the Key Employee Stock Performance Plan.

  Deductibility of Performance-based Compensation

     The compensation committee has, where it deems appropriate, taken steps to preserve the deductibility of performance-based compensation to the CEO and executive officers. The committee may award non-deductible compensation when it believes that such grants are in the best interest of the shareholders, balancing tax efficiency with long-term strategic objectives.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Dunham received a Global Variable Compensation award of $3.0 million in recognition of his 2000 performance. This award represents 227% of the 2000 target award for the CEO. Mr. Dunham's award was calculated in the same manner as other awards under the GVC Plan. The main factors considered in establishing Mr. Dunham's Performance and Leadership rating were:

     - Record earnings and cash performance;

     - Significant reserve additions through exploration and acquisitions;

     - Continued recognition as an efficient operator;

     - Sustained high level of safety and environmental performance, and development of people;

     - Healthy relations with the investment community and with host governments;

     - The achievement of substantially all personal objectives agreed to with the Committee.

Based on a review of base salaries for other CEOs within Conoco's peer group, the Compensation Committee increased Mr. Dunham's annual salary, effective January 1, 2000, to $1,200,000.

     After reviewing the terms of Mr. Dunham's severance agreement and considering competitive business practices, the compensation committee determined to modify Mr. Dunham's severance agreement in order to provide appropriate incentives, obtain certain flexibility for Conoco and foster leadership continuity. The provisions of the severance agreement as so modified are described above on page 15.

                                            The Compensation Committee

                                            Franklin A. Thomas, Chairman
                                            General Charles C. Krulak
                                            William K. Reilly
                                            William R. Rhodes

                     AUDIT AND COMPLIANCE COMMITTEE REPORT

     The Audit and Compliance Committee (the "Audit Committee") of the Board of Directors of Conoco is responsible for providing independent, objective oversight for Conoco's financial reporting functions and internal control systems. The Audit Committee is currently composed of four directors. Each of the members of the Audit Committee is independent as defined by the Securities and Exchange Commission regulations and the New York Stock Exchange listing standards. The Audit Committee operates under a written charter adopted by Conoco's Board of Directors, a copy of which is attached to this Proxy Statement as Appendix A.

     Review with Management. The Audit Committee has reviewed and discussed with management the Company's audited consolidated financial statements for the year ended December 31, 2000.

     Review and Discussions with Independent Auditing Firm. The Audit Committee has discussed with PricewaterhouseCoopers LLP, independent accountants for the Company, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

     The members of the Audit Committee have received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and have reviewed, evaluated and discussed with that firm its independence from the Company.

     Recommendation to the Conoco Board of Directors. Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Conoco's Annual Report on Form 10-K for the year ended December 31, 2000.

                                            The Audit and Compliance Committee

                                            Frank A. McPherson, Chairman
                                            Kenneth M. Duberstein
                                            Ruth R. Harkin
                                            A.R. Sanchez, Jr.

                            STOCK PERFORMANCE GRAPHS

     The following performance graphs compare the cumulative stockholder return on the Class A common stock and Class B common stock to the cumulative total return of the Standard & Poor's 500 Stock Index and a peer group of companies. The peer group companies are BP Amoco, Chevron, ExxonMobil, Marathon, Phillips, Royal Dutch Petroleum, and Shell Transport and Trading (which together comprise the Royal Dutch/Shell Group), and Texaco. The graphs assume that the value of the investment in each index was $100 at the initial point of each graph and that all dividends were reinvested. The initial point of the graph for Class A common stock is October 21, 1998, the date of Conoco's initial public offering. The initial point of the graph for Class B common stock is August 16, 1999, the first day of regular-way trading of the Class B common stock on the New York Stock Exchange.

                            CUMULATIVE TOTAL RETURNS
                            ------------------------

         CLASS A COMMON STOCK -- OCTOBER 21, 1998 TO DECEMBER 31, 2000

                                    [GRAPH]

                       OCTOBER 21, 1998   DECEMBER 31, 1998   DECEMBER 31, 1999   DECEMBER 31, 2000
                       ----------------   -----------------   -----------------   -----------------
Conoco...............      $100.00             $ 90.76             $110.53             $132.12
S&P 500..............      $100.00             $114.89             $137.32             $123.40
Peer Group...........      $100.00             $101.66             $124.36             $125.72

          CLASS B COMMON STOCK -- AUGUST 16, 1999 TO DECEMBER 31, 2000

                                    [GRAPH]

                              AUGUST 16, 1999   DECEMBER 31, 1999   DECEMBER 31, 2000
                              ---------------   -----------------   -----------------
Conoco......................      $100.00            $ 91.10             $109.38
S&P 500.....................      $100.00            $110.66             $ 99.44
Peer Group..................      $100.00            $ 96.24             $ 97.29

                                   PROPOSAL 2

           RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                             (Item 2 on Proxy Card)

     It is the responsibility of the Audit and Compliance Committee to employ, subject to stockholder ratification at each annual meeting, independent accountants to audit the financial statements of Conoco for the year and to perform such other duties as prescribed from time to time by the Audit and Compliance Committee.

     PricewaterhouseCoopers LLP has served Conoco for over 15 years through various services performed in connection with the audit of Conoco's former parent company, DuPont. In 1998, Conoco appointed PricewaterhouseCoopers LLP as the independent accountants in conjunction with its initial public offering. Conoco believes that the firm's knowledge of Conoco's business and operations gained through these periods of service is most valuable. Partners and employees of the firm who work on Conoco's account are periodically changed, thus giving Conoco the benefit of new thinking and approaches in the audit area.

     PricewaterhouseCoopers LLP's fees for professional services totaled $6.1 million for the calendar year 2000 out of a total of $9.8 million in fees paid for professional services to all accounting firms. PricewaterhouseCoopers LLP fees for professional services included the following:

          Audit Fees -- PricewaterhouseCoopers LLP fees relating to the calendar year 2000 consolidated audit and quarterly reviews were $1.8 million.

          Financial Information Systems Design and Implementation Fees -- There were no fees incurred for financial information system design and implementation services.

          All Other Fees -- All other PricewaterhouseCoopers LLP fees totaled $4.3 million and related primarily to (1) audits of various subsidiary and affiliated companies and employee benefit plans (2) expatriate tax services, and (3) tax and accounting consulting services.

     The Audit and Compliance Committee considered the non-audit services provided to the Company and whether they impaired the independence of PricewaterhouseCoopers LLP.

     Subject to ratification by the stockholders, the Audit and Compliance Committee has reappointed PricewaterhouseCoopers LLP as independent accountants to perform an audit of Conoco's consolidated financial statements for the year 2001 and to render other services as required of them.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have an opportunity to address the meeting and respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS. PROPERLY SUBMITTED PROXY CARDS AND VOTING INSTRUCTIONS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

                             ADDITIONAL INFORMATION

STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

     In order to be included in the proxy material for the 2002 annual meeting, Conoco must receive eligible proposals of stockholders intended to be presented at the annual meeting on or before November 26, 2001, directed to the Corporate Secretary of Conoco at the address indicated on the first page of this proxy statement.

ADVANCE NOTICE REQUIRED FOR STOCKHOLDER NOMINATIONS AND PROPOSALS

     Conoco's By-laws require timely advance written notice of stockholder nominations of director candidates and of any other proposals to be presented at an annual meeting of stockholders. In order to be presented at the 2002 annual meeting, the By-laws require that written notice of director nominations by stockholders be delivered to Conoco's Corporate Secretary at Conoco's executive offices no earlier than January 8, 2002, and no later than February 7, 2002. The written notice must set forth for each person whom the stockholder proposes to nominate for election or re-election as a director: (a) the name, age, business address and residence address of such person; (b) the principal occupation or employment of such person; (c) the number of shares of each class of capital stock of Conoco beneficially owned by such person; and (d) the written consent of such person to have such person's name placed in nomination at the meeting and to serve as a director if elected. The stockholder giving the notice must also include: (a) the name and address, as they appear on Conoco's books, of such stockholder; (b) the number of shares of each class of voting stock of Conoco that are then beneficially owned by such stockholder; (c) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder; (d) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in its notice; and (e) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

     In the case of other proposals by stockholders for the 2002 annual meeting, the By-laws require that written notice be delivered to Conoco's Corporate Secretary at Conoco's executive offices no earlier than January 8, 2002, and no later than February 7, 2002. The stockholder's notice to the Corporate Secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and record address of such stockholder, (c) the class or series and number of shares of capital stock of Conoco which are owned beneficially or of record by such stockholder, (d) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (e) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. A copy of the By-laws of Conoco setting forth the requirements for the nomination of director candidates by stockholders and the requirements for proposals by stockholders may be obtained from Conoco's Corporate Secretary at the address indicated on the first page of this proxy statement.

     In order for director nominations and stockholder proposals to have been properly submitted for presentation at this annual meeting, notice must have been received by the Corporate Secretary between the dates of January 16, 2001 and February 15, 2001. Conoco received no such notice, and no stockholder director nominations or proposals will be presented at the annual meeting.

ANNUAL REPORT ON FORM 10-K

     CONOCO WILL PROVIDE TO EACH STOCKHOLDER, WITHOUT CHARGE AND UPON WRITTEN REQUEST, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. ANY SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO CONOCO SHAREHOLDER RELATIONS, P.O. BOX 2197, HOUSTON, TEXAS 77252-2197.

                                                                      APPENDIX A

            AUDIT AND COMPLIANCE COMMITTEE OF THE BOARD OF DIRECTORS

                                    CHARTER

                                    PURPOSE

     As a standing committee of the Board of Directors (the "Board"), the primary function of the Audit and Compliance Committee (the "Committee") is to assist the Board in carrying out its oversight responsibilities as they relate to the Company's financial reporting process, internal control systems, corporate governance, management systems for compliance with the law, and strategic Safety, Health and Environmental policy and direction. The Committee's primary duties and responsibilities are to:

        - Monitor the integrity of the Company's financial reporting process and systems of internal controls;

        - Discuss with the management, the independent auditors, and the internal auditors, the integrity of the Company's financial reporting processes and controls, significant corporate risk exposures, and the steps management has taken to monitor, control, and report such exposures. Discuss significant findings prepared by the independent auditors and the internal auditors together with management's responses;

        - Discuss and appraise the performance and independence of Conoco's independent auditors and internal auditors, including responsibility to select (subject to shareholder ratification), evaluate, and, where appropriate, replace the independent auditors, who are ultimately responsible to the Board and the Committee;

        - Monitor the Company's compliance and Safety, Health, and Environmental programs for adherence to applicable laws and regulations. Discuss with management all significant Legal and Safety, Health, and Environmental issues and incidents; and

        - Maintain direct lines of communication with the Board and Conoco's management, internal auditors and independent auditors.

The Committee has the authority to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain, at the Company's expense, independent counsel and other professionals to assist in the conduct of any investigation.

                            COMPOSITION AND MEETINGS

     The Committee shall be comprised of between three and five members, as appointed by the Board. The Board should also appoint a chairperson and determine the term for Committee members.

     The Committee shall be comprised of directors who are free from any relationship that, in the opinion of the Board, may interfere with the exercise of his or her independent judgment. In addition, each member shall be (or shall become within a reasonable period of time) financially literate and at least one member shall have accounting or related financial management expertise, in each case as the Board interprets such qualifications in the exercise of its business judgment.

     In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting, law, Safety, Health and Environment, or auditing. As such, it is not the duty or responsibility of the Committee or its members to conduct "field work" or other types of auditing, legal, or accounting reviews or procedures. The Company's management is responsible for preparing the Company's financial statements and the independent auditors are responsible for auditing those financial statements. Each member of the Committee shall be entitled to assume and rely on (1) the integrity of those persons and organizations within and outside the Company that it receives information from and (2) the accuracy of the financial, legal, Safety, Health and Environment, and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board).

     The Committee shall meet five times annually, with special meetings called as circumstances dictate. The Committee should meet periodically with management, the General Auditor, and the independent auditors in order to maintain direct lines of communication. The Committee may hold executive sessions with these individuals to discuss any matters that they or the Committee believe should be discussed privately.

                           RESPONSIBILITIES & DUTIES

     The fulfillment of the following will assist the Committee in carrying out its oversight responsibilities in a manner that complies with suggested standards and regulatory requirements. The Committee shall:

          1. Prepare a report to shareholders as required by the SEC (Securities and Exchange Commission) to be included in the Company's annual proxy statement;

          2. Discuss with financial management and the independent auditors the Company's quarterly financial results prior to their filing with the SEC;

          3. Discuss with management and the independent auditors the audited annual financial statements including significant issues regarding accounting principles, practices, and judgements;

          4. Discuss with the independent auditors the matters required to be discussed by AICPA SAS 61 (Communication with Audit Committees);

          5. Ensure that the independent auditors submit on a periodic basis to the Committee a formal written statement delineating all relationships between the independent auditors and the Company, actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors, and recommend that the Board take appropriate action in response to the independent auditor's report to satisfy itself of the auditors' independence;

          6. Based on the discussions listed in (3) through (5) above, determine whether to recommend to the Board that the Company's financial statements be included in the Annual Report on Form 10-K for filing with the Commission;

          7. Discuss audit plans including scope, staffing, locations, reliance upon management and the internal auditors, and general audit approach of the independent auditors;

          8. Discuss the independence and performance of the independent auditors and annually select the independent auditors, subject to shareholder ratification;

          9. Discuss the fees and other significant compensation to be paid to the independent auditors;

          10. Discuss annually, the charter, budget, audit plan, significant changes in plans, activities, organizational structure, and qualifications of the internal audit staff. Discuss and approve the appointment, replacement, or dismissal of the General Auditor;

          11. Provide oversight of the Corporate Safety, Health and Environmental program including the Company's performance with regard to the established policies, standards, and goals. Discuss with management, significant Safety, Health, and Environmental incidents including management's response;

          12. Provide strategic oversight to the Company's Risk Management program to insure appropriate processes are in place to identify, manage, and control business risks associated with the

     Company's business objectives. Discuss with management, significant risk management failures including management's response.

          13. Discuss written reports evaluating internal controls, compliance with the business ethics policy, annual corporate risk assessment, and incidents of theft and fraud;

          14. Review and discuss annually the adequacy of the Committee Charter, report the results of this review to the Board and, if necessary, recommend that the Board amend the Charter. Periodically assess the effectiveness of the Committee;

          15. Annually discuss audit results associated with directors and officers expense accounts and perquisites;

          16. Discuss reports from the Company's Corporate Compliance Committee and assess the Company's Compliance Program;

          17. Discuss the status of significant legal and tax matters that could have a material impact on the organization's financial statements and the Company's compliance with applicable laws and regulations;

          18. Perform such other duties as may be assigned to it from time to time by the Board; and

          19. Maintain minutes of meetings and report to the Board on significant results and recommendations.

                                 [CONOCO LOGO]

                DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS

                             FROM DOWNTOWN HOUSTON

                          OMNI HOUSTON HOTEL WESTSIDE
                               13210 KATY FREEWAY
                              HOUSTON, TEXAS 77079
                                 (281) 558-8338

                  - Take I-10 West 3 miles past Sam Houston
                  Tollway.

                  - Exit Eldridge Parkway, Exit 753A.

                  - Turn right (North) on Eldridge Parkway.

                  - The hotel will be immediately on your
                  left.

            PLEASE MARK YOUR
[X]         VOTES AS IN THIS
            EXAMPLE.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED, OR IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED FOR
PROPOSALS 1 AND 2.

                    FOR    WITHHELD                                                         FOR    AGAINST     ABSTAIN
1.     Election     [ ]       [ ]      Nominees:              2. Ratification of the        [ ]      [ ]         [ ]
       of                                                        appointment of
       Directors                       01.  Kenneth M.           PricewaterhouseCoopers
                                            Duberstein,          LLP as Conoco's
                                       02.  William R.           independent accountants
                                            Rhodes,              for the year ending
                                       03.  A.R. "Tony"          December 31, 2001
                                            Sanchez, Jr.




For, except vote withheld from
the following nominee(s):

---------------------------------------

                                                                       Check this box if you have
                                                                       comments or change of address   [ ]
                                                                       and use the back of this card.


SIGNATURE(S)____________________________________________________________________ DATE___________________
Sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing as a
Corporation, please give full corporate name by authorized officer. If you are voting by mail, please sign, date and return the Proxy Card promptly using the enclosed envelope.
------------------------------------------------------------------------------------------------------------------------------------
                                                       o FOLD AND DETACH HERE o


                                                            [CONOCO LOGO]


                                             CONOCO INC. - ANNUAL MEETING - MAY 8, 2001
                                             CONOCO ENCOURAGES INTERNET OR PHONE VOTING
                                                    24 HOURS A DAY, 7 DAYS A WEEK
                                         THIS ELIMINATES THE NEED TO RETURN THE PROXY CARD.

Log onto the Internet and type: http://www.eproxyvote.com/coc

o Have your proxy card ready and follow the instructions.
o You will be able to elect to receive future mailings via the Internet.

Your electronic vote authorizes the proxies named on the reverse of this card to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

On a touch-tone phone, call toll-free 1-877-779-8683. You will hear these instructions:

o Enter the last four digits from your social security number.
o Enter the control number from the box above, just below the perforation.
o You will then have two options:

         OPTION 1: To vote as the Board of Directors recommends on all proposals; or
         OPTION 2: To vote on each proposal separately.

o Your vote will be repeated to you and you will be asked to confirm it.

IF YOU HAVE VOTED BY INTERNET OR PHONE, PLEASE DO NOT RETURN THE PROXY CARD.

                                   CONOCO INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
P               FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                   MAY 8, 2001
R
          The undersigned hereby appoints Rick A. Harrington and Archie W.
O Dunham and each of them, proxies, with full power of substitution and resubstitution, to vote all shares of common stock of Conoco Inc.
X which the undersigned is entitled to vote if personally present at the annual meeting of stockholders of Conoco Inc. to be held on May 8,
Y 2001 or at any adjournment thereof, on each of the items on the reverse side and in accordance with the directions given there, and in their discretion on all other matters that may properly come before the annual meeting and any adjournment thereof, hereby revoking any proxy heretofore given.



          If you have any comments or a change of address, mark the appropriate box on the reverse side and use the following space:


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                                     SEE REVERSE
                                                                        SIDE


--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o


         ONLINE ACCOUNT ACCESS

         Registered stockholders may access their accounts and obtain online answers to stock transfer questions by signing up for Internet account access. Call 1-877-843-9327 (outside North America, call 201-536-8071) to obtain by mail a temporary personal identification number and information on viewing your account online.

         CONOCO CONNECTION

         An automatic dividend reinvestment plan is available to all stockholders of record. Participants may also add cash for the purchase of additional shares. A detailed account statement is mailed after each investment. You may also view your account over the Internet if you have Online Account Access (see above). To enroll, please call EquiServe at (800) 317-4445, outside North America call (201) 324-0313.

         DIRECT DEPOSIT OF DIVIDENDS

         Stockholders who would like their dividends directly deposited in a U.S. bank account should contact EquiServe at (800) 870-2340, outside North America call (201) 324-0313.

         ONLINE DELIVERY OF PROXY MATERIAL

         If you vote using the Internet as shown on the reverse, you may elect to receive proxy materials electronically next year in place of receiving printed materials. You will save Conoco printing and mailing expenses, reduce the impact on the environment and obtain immediate access to the annual report, proxy statement and voting form when they become available. If you used a different method to vote, sign up anytime using your stockholder account number at the Internet web site: http://www.econsent.com/coc.

                                       2